Exhibit 10.47

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MOVA Pharmaceutical Corporation

and

Depomed, Inc.

COMMERCIAL MANUFACTURING

AGREEMENT

THIS AGREEMENT is executed as of this 19th day of December, 2006 and effective as of June 1, 2006 (the “Effective Date”), by and between MOVA Pharmaceutical Corporation (“MOVA”), a corporation organized under the laws of the Commonwealth of Puerto Rico, having its principal place of business at Villa Blanca Industrial Park, State Road No. 1, Km. 34.5,Caguas, Puerto Rico, and Depomed, Inc. (“DEPOMED”), a corporation organized under the laws of the State of California, having its principal place of business at 1360 O’Brien Drive, Menlo Park, California 94025. MOVA and DEPOMED each shall sometimes be referred to herein sometimes as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, MOVA is in the business of providing contract manufacturing services to the pharmaceutical industry and desires to provide such services to DEPOMED;

WHEREAS, DEPOMED desires to engage MOVA to provide certain of such services; and

WHEREAS, MOVA and DEPOMED have agreed upon a contract pursuant to which MOVA would provide manufacturing and packaging services for the Product (as hereinafter defined) for DEPOMED pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as a substantive part of this Agreement, and in consideration of the performance of the mutual covenants and promises herein contained, MOVA and DEPOMED intending to be legally bound, agree as follows:

ARTICLE 1 – DEFINITIONS

The following terms not defined elsewhere in this Agreement have the following respective meanings:

“Act” means the Federal Food, Drug, and Cosmetic Act, together with any regulation promulgated thereunder, including without limitation cGMPs, in each case as amended from time to time

“Active Pharmaceutical Ingredient” or “API” shall mean the substance having the name of Metformin Hydrochloride.

“Affiliate” shall mean, with respect to either Party, all corporations or other business entities that, directly or indirectly, are controlled by, control or are under the common control with that Party. For this purpose, the meaning of the word “control” shall mean having the ability substantially to direct the affairs or management of an entity, including, but not be limited to, ownership of more than fifty percent (50%) of the voting shares or interest of such corporation or other business entity.

“Annual Volume” means that volume of Product to be manufactured in any year of this Agreement;

“API Credit Value” means the value to be attributed to the API for certain purposes of this Agreement as set forth on Schedule E.

“Applicable Law” means all Laws to the extent applicable to the subject matter of, or the performance by the Parties of their respective obligations under, this Agreement, including, but not limited to, (i) with respect to MOVA, the Act and any other Laws of all jurisdictions where the Products are manufactured, and (ii) with respect to DEPOMED, the Laws of all jurisdictions where the Products are manufactured, distributed and marketed.

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, including, but not limited to, the FDA;

“Batch Records” shall mean the executed manufacturing instructions, the executed packaging order, the analytical testing results and any other manufacturing related document, such as deviation or investigation reports.

“Certificate of Analysis” shall mean documented test results in written form executed by an authorized responsible person that demonstrate compliance to the Specifications.

“cGMPs” shall mean the then current and applicable good manufacturing practice regulations established in 21 C.F.R. Parts 210 and 211, as amended and in effect from time to time and other applicable FDA policies, as applicable and in effect from time to time during the term of this Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright and industrial designs.

“Latent Defect” shall mean a defect in the Product or the API that results in the Product not conforming to the Specifications and that was not discoverable with commercially reasonable inspection.

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority, including, but not limited to, the Act and cGMPs;

“Materials” shall mean all materials necessary for the manufacture and packaging of the Product, including but not limited to labels, excipients, packaging components and raw materials, excluding the Active Pharmaceutical Ingredient.

“NDA or ANDA” shall mean the New Drug Application(s) or Abbreviated New Drug Application, as the case may be, for the Product submitted to the FDA by DEPOMED, including any amendments and supplements thereto.

“MOVA Facilities” shall mean the MOVA manufacturing facilities located in Caguas, Puerto Rico.

“Product” shall mean those finished pharmaceutical products that contain solely Active Pharmaceutical Ingredient as its active ingredient.

“Quality Agreement” shall mean the quality agreement attached hereto as Schedule C.

“Specifications” shall mean the file for the Product, which is provided by DEPOMED to MOVA in accordance with the procedures in Schedule A hereto which contains documents related to such Product, including but not limited to, the bulk drug specifications, the formulations, processing specifications, packaging specifications, packaging bills of material (BOMs), storage requirements, all environmental health and safety information related to the Product, including material safety data sheets and finished product specifications that are set forth in Schedule A hereto for Product manufacturing, packaging and testing, and any revisions thereto. Specifications shall also include any specifications added to this Agreement by mutual written agreement of the Parties during the term of this Agreement.

“USA” shall mean the United States of America.

“Year” means a calendar year.

ARTICLE 2 – COMMERCIAL MANUFACTURING SERVICES

2.1 Commercial Manufacturing. Based upon the successfully completed technology transfer of the Product in accordance with the provisions stated in the Proposal No. DPM-FCG1-1201-0206-R1, during the term of and subject to the terms and conditions of this Agreement, DEPOMED hereby grants MOVA the exclusive right to manufacture and package DEPOMED’s requirements for the USA of the Product, and MOVA hereby agrees to timely manufacture and package such requirements of Product for DEPOMED. At such time as DEPOMED first seeks manufacturing services of a nature similar to those provided by MOVA under this Agreement to meet the need for Product supply in a country or geographical region, as the case may be, where Product has not previously been sold, DEPOMED shall offer to MOVA the opportunity to discuss its capabilities relating to such supply outside the U.S.A. and to make a proposal to DEPOMED in such regard.

2.2 Forecasts. Manufacturing, packaging and delivery of Product to DEPOMED shall be conducted by MOVA in accordance with the following forecasting procedure. On or before the first day of each quarter during the term of this Agreement, DEPOMED agrees to provide MOVA with a written forecast of the required quantities for each strength and unit size of the Product, that DEPOMED expects to purchase during each of the next twelve (12) months commencing October 1, 2006 (“Forecast”). DEPOMED shall advise MOVA of any significant changes in its estimated forecast of Products. Except as otherwise explicitly described herein, the quarterly Forecast shall be non-binding. Notwithstanding the foregoing to the contrary, the initial Forecast shall be submitted to MOVA on or before June 15, 2006, and shall incorporate Product manufacture or to be manufactured by MOVA under purchase orders submitted by DEPOMED to MOVA prior to or pending at the Effective Date.

2.3 Purchase Orders. During the term of this Agreement, not less than ninety (90) calendar days prior to each requested delivery date, DEPOMED will provide MOVA with firm purchase orders setting forth the quantities of Product ordered for each month (“Purchase Order”). The quantities indicated in the Purchase Order will be for not less than [***] and not more than [***] of the total number of units of Product forecasted for such month, as provided to MOVA in the last quarterly Forecast prior to the placement of the Purchase Order. Within ten (10) calendar days from receipt of each Purchase Order, MOVA shall issue an order confirmation for such Purchase Order and shall notify DEPOMED of MOVA’s requirements for API to manufacture and package the quantities covered by the Purchase Order and the corresponding needs for each month of that quarter. No Purchase Order, confirmation, shipping document or other document between the Parties shall supplement or alter the terms set forth in this Agreement without the express written consent of the Parties.

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2.4 Supply of Materials for Commercial Manufacturing. MOVA shall purchase all Materials, except the Active Pharmaceutical Ingredient, required for the manufacture of Product from DEPOMED’s approved vendors, or vendors mutually agreed to in writing by the Parties. MOVA shall not change any vendors of packaging components or excipient materials without previous notification to and written approval from DEPOMED. MOVA shall be responsible for sampling, inspecting, testing and releasing all excipient materials, packaging materials and labels for Product.

2.5 Supply of Active Pharmaceutical Ingredient. At least forty-five (45) days prior to the start of each month, DEPOMED shall furnish to MOVA at MOVA’s plant in Caguas, Puerto Rico, the Active Pharmaceutical Ingredient [***], in such quantities as are necessary to enable MOVA to manufacture and package the required quantities of Product in accordance with the Specifications in Schedule A hereto. All shipments of Active Pharmaceutical Ingredient shall be accompanied by a certificate of analysis from the Active Pharmaceutical Ingredient manufacturer confirming the identity, purity and compliance with the Active Pharmaceutical Ingredient Specifications covering such Active Pharmaceutical Ingredient. MOVA shall verify the quantity of each Active Pharmaceutical Ingredient lot, and will release the supplied material based on tests of conformance detailed in the Specifications for Active Pharmaceutical Ingredient approved by DEPOMED. The failure of DEPOMED to supply API or any other item hereunder shall not give rise to a right to terminate this Agreement or to any cause of action by MOVA, but shall stand as sufficient justification for MOVA of its inability to deliver Product, without any further consequences to MOVA, to the extent it is a direct result of such failure to supply API by DEPOMED.

2.6 Reliance by MOVA

2.6.1 DEPOMED acknowledges that MOVA will rely on the Forecast and the Purchase Orders submitted pursuant to Sections 2.2 and 2.3 in ordering the Materials required to meet such Purchase Orders. In addition, DEPOMED understands that to ensure an orderly supply of such Materials it may be desirable for MOVA to purchase such Materials in sufficient volumes to meet the production requirements for Products during the ensuing six (6) months of DEPOMED’s Forecast or to meet the production requirements of any longer period agreed to by MOVA and DEPOMED. Accordingly, DEPOMED authorizes MOVA to purchase Materials in order to satisfy the requirements for Products for the immediately following six months contemplated in the most recent Forecast provided by DEPOMED and agrees that MOVA may make such other purchases of Materials to meet the Product requirements during such longer periods as may be agreed to in writing from time to time by DEPOMED at the request of MOVA or DEPOMED. If Materials ordered by MOVA pursuant to the Purchase Orders or this Section 2.6 are not included in finished Products manufactured for DEPOMED within six months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree), or if such Materials have expired or become

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obsolete during such period (subject to MOVA using the First -In /First -Out method of accounting for such Materials), then MOVA shall promptly notify DEPOMED, and DEPOMED shall pay MOVA its actual costs therefor (including all costs incurred by MOVA in connection with the purchase and handling of such Materials and MOVA shall ship such Materials to DEPOMED at DEPOMED’s request); provided, however, that (i) DEPOMED shall have the option but not the obligation to take title to and possession of all or any portion of such Materials by written notice to MOVA, in which case MOVA shall cooperate with DEPOMED in the surrender, delivery and transfer of such Materials as promptly as is commercially reasonable, with any shipping and related expenses to be borne by DEPOMED, or (ii) in the event such Materials are incorporated into Products subsequently purchased by DEPOMED or into third party products manufactured by MOVA and subsequently purchased by a third party, DEPOMED will receive credit for any costs of such Materials previously paid to MOVA by DEPOMED. MOVA shall promptly notify DEPOMED of the identity of any Materials which have been purchased pursuant to this Section 2.6.1 and have not been used or since expired or become obsolete and the associated cost to be incurred.

2.6.2 MOVA shall provide DEPOMED, upon execution of this Agreement and thereafter on an annual basis, with a listing of all Materials which are unique to the Product, which MOVA anticipates purchasing pursuant to the terms of this Agreement (in accordance with the Forecasts and Purchase Orders as per Section 2.2 and 2.3 above, as set forth in Schedule H (the “Exclusive Component Purchasing Summary”). The Exclusive Components Purchasing Summary shall indicate which Materials have a limited shelf-life and which are subject to minimum order quantities as specified by the supplier. If such exclusive Materials, purchased in accordance with this Section 2, have not been used within six months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree), or if such Materials have expired or become obsolete during such period, Depomed agrees that it shall reimburse MOVA for the actual costs of such Materials, then MOVA shall promptly notify DEPOMED, and DEPOMED shall pay MOVA its actual costs therefor (including all costs incurred by MOVA in connection with the purchase and handling of such Materials and MOVA shall ship such Materials to DEPOMED at DEPOMED’s request); provided, however, that (i) DEPOMED shall have the option but not the obligation to take title to and possession of all or any portion of such Materials by written notice to MOVA, in which case MOVA shall cooperate with DEPOMED in the surrender, delivery and transfer of such Materials as promptly as is commercially reasonable, with any shipping and related expenses to be borne by DEPOMED, or (ii) in the event such Materials are incorporated into Products subsequently purchased by DEPOMED, DEPOMED will receive credit for any costs of such Materials previously paid to MOVA by DEPOMED.

2.6.3 Reimbursement by DEPOMED under this Section 2.6 shall be due, where applicable, within thirty (30) days of the annual reconciliation and calculation of such costs. MOVA agrees that it shall provide pricing information sufficient to show the costs of such Materials, where reimbursement is requested by MOVA, at the request of DEPOMED.

ARTICLE 3 – DELIVERY AND TITLE

3.1 Shipment.

3.1.1 MOVA shall deliver the Product, F.C.A., MOVA Facilities (Incoterms 2000) and ship it at [***], in accordance with DEPOMED’s written routing orders to DEPOMED’s designated distribution centers or warehouses. The Product shall be shipped by MOVA under conditions consistent with Product labeling, the Specifications and the type of transport to be established by DEPOMED. For each lot of Product shipped to DEPOMED by MOVA a Certificate of Analysis will be provided by MOVA. In addition, MOVA shall include a packing slip with each order shipped, copy of which will be provided to DEPOMED upon shipment of the Product to the designated distribution centers or warehouses. DEPOMED shall be responsible for all cost associated with the delivery of the Product.

3.1.2 MOVA shall provide DEPOMED prompt written notice if MOVA becomes aware of any circumstance that may render it unable to timely supply Product to DEPOMED. In the event there is a delay in the delivery of Product, the responsible Party that has caused such delay shall be responsible for the cost of the premium time and shipping via an expedited routing.

3.2 Title. Title and risk of loss to all API, all work in process to manufacture the Product, and all Product in the possession of, or under control or responsibility of, MOVA shall, at all times, remain in DEPOMED; provided, however, that, subject to the provisions of Section 7.6, MOVA shall assume liability for any loss or damage relating to the foregoing due to MOVA’s negligence or willful misconduct.

ARTICLE 4 – QUALITY

4.1 Quality Control. MOVA shall ensure that all Product supplied to DEPOMED complies with the Specifications and has been manufactured in accordance with cGMPs. In addition, without limiting the foregoing, MOVA and DEPOMED shall comply with their respective obligations under the Quality Agreement.

4.2 Stability Testing. MOVA shall conduct stability testing services on the Product in accordance with the protocols established in the Specifications and for the fees specified in Schedule D.

4.3 Test Reports and Certificates of Analysis. Prior to delivery to DEPOMED or its designee, of each lot of Products supplied pursuant to this Agreement, MOVA shall test the Product in accordance with the Specifications. Each test report shall set forth the items tested, the Specifications, and the test results in a Certificate of Analysis for each

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batch or lot of Product delivered. MOVA shall send such Certificate of Analysis to DEPOMED at the time of the shipment of the Products to which it relates. With every shipment MOVA shall certify that each batch or lot has been manufactured and packaged in accordance with cGMPs and with the Specifications.

4.4 Modifications. DEPOMED will inform MOVA in writing of any modifications required to the Specifications in accordance with the procedure set forth in Schedule A. Any change in the manufacturing process by MOVA (such as changes in Specifications, raw material testing, quality controls, equipment, facilities, manufacture and/or packaging) shall be subject to DEPOMED´s prior written approval.

4.5 Deviations. MOVA will diligently track all deviations associated with the Product. MOVA shall be responsible for investigating, resolving, and documenting deviations from Batch Records and Specifications and reporting on such matters to DEPOMED promptly and regularly. MOVA will notify DEPOMED of any Significant Deviations (as defined herein) within twenty-four (24) hours of occurrence according to written standard operating procedures approved in writing by DEPOMED. MOVA shall ensure that appropriate investigations are conducted. MOVA shall provide quality assurance approval for all investigations and corrective and preventive action plans, all of which shall be shared in advance with DEPOMED and shall be subject to the reasonable approval of DEPOMED. For purposes of this Agreement a “Significant Deviation” shall mean any deviation: (i) resulting in an immediate or probable wide-ranging impact on GMP products, processes or systems in any facility where activities are conducted pursuant to this Agreement, (ii) which could result in significant Product safety or efficacy risks (e.g., sterility failure or data integrity issues), (iii) which would require notification to a regulatory authority, or (iv) which would otherwise be considered by reasonable quality assurance professionals to be significant.

4.6 Rejection.

4.6.1 DEPOMED shall have thirty (30) calendar days following the date on which DEPOMED actually receives a shipment of Product from MOVA to reject the same, because all or part of the shipment fails to conform to cGMPs or the Specifications. For purposes of this Agreement, no claims due to Latent Defects shall be made after six (6) months after the expiration date of the Product. DEPOMED shall notify MOVA within thirty (30) calendar days following discovery of any Latent Defect not discoverable upon reasonable physical inspection. MOVA shall not be held responsible for reasons related to the carrier; provided MOVA has packed and shipped in accordance with applicable Specifications and followed DEPOMED’s other shipping instructions. A shipment of Product shall not be deemed received until actual receipt by DEPOMED, or third parties designated by DEPOMED in the Purchase Order, of both the Product with the appropriate shipping documents, and copies of the complete certificates of analysis relating thereto including, but not limited to, certification of manufacture in compliance with cGMPs and including any deviation report.

4.6.2 DEPOMED or its designee shall give MOVA written notice (“Deficiency Notice”) of all claims for Products that fail to conform with the Specifications, cGMP’s or any Applicable Law. Should DEPOMED or its designee fail to provide MOVA with the Deficiency Notice within the applicable thirty (30) days period, then the delivery shall be deemed to have been accepted, provided however that the foregoing limitation shall not apply to Latent Defect claims. Any rejection shall be made effective by DEPOMED or its designee giving notice to MOVA specifying the manner in which all or part of such shipment failed to meet the aforementioned requirements.

4.6.3 Upon rejection of a shipment or lot of PRODUCT, DEPOMED or its designee may require at its option, rework in accordance with procedures spelled out in the applicable NDA, destruction or replacement of the shipment. Cost associated with such rework, destruction or replacement of shipment shall be borne by the Party responsible. MOVA shall be so responsible for only those failures due to its negligence or willful misconduct, whether such failure is discovered before or after shipping. For clarification purposes and by means of example, MOVA’s failure to follow the protocols agreed to by the Parties, MOVA’s standard operating procedures, written instructions from DEPOMED not contrary to law, or cGMP regulations shall be deemed to constitute negligence on the part of MOVA.

4.6.4 If MOVA and DEPOMED fail to agree on the cause for such Product failure, the dispute may be referred to a Laboratory or an independent expert of recognized repute, as the case may be, pursuant to Section 4.7 herein, and the finding of such Laboratory or expert shall be determinative as to the cause for such failure. When there has been no definitive determination of the cause for failure, whether following reasonable investigations by MOVA and DEPOMED or referral of a dispute to the Laboratory or expert, each of MOVA and DEPOMED shall bear their respective costs of such failure. DEPOMED shall not be entitled to payment from MOVA for lost raw materials and MOVA shall not be entitled to payment for services in manufacturing such failed Product.

4.6.5 If DEPOMED, due to the negligence or willful misconduct of MOVA, rejects a shipment before the date on which payment therefor is due pursuant to Sections 5.1 and 5.2 hereof, DEPOMED may withhold payment for that shipment or the rejected portion thereof. In the event that DEPOMED, due to the negligence or willful misconduct of MOVA, rejects a shipment or portion thereof within such thirty (30) calendar day period but after payment therefor has been made, DEPOMED shall be entitled to recoup the payment amount by, at DEPOMED’s election, MOVA issuing a prompt refund or DEPOMED offsetting such amount against the payment of future invoices for shipments of Product that may become due hereunder. Payments for all shipments or portions thereof that DEPOMED rejects but, did not have the right to reject, shall be paid to MOVA within fifteen (15) calendar days following the date on which such determination is made and DEPOMED shall bear the responsibility for any costs incurred by MOVA as a consequence of such rejection, including the destruction of the rejected lots.

4.6.6 Notwithstanding the foregoing, MOVA shall not destroy any rejected lots as to which there exists a dispute until such dispute has been resolved. DEPOMED’s exclusive remedies under this Agreement for the delivery of Product not conforming to the Specifications, delivered without the required documentation, or not manufactured in accordance with cGMPs shall be as set forth in this Article 4, Section 8.1, Section 10.3, and Section 10.7.

4.7 Disputes. Notwithstanding anything in this Agreement to the contrary, if MOVA disputes DEPOMED’s right to reject all or part of any shipment of the Product pursuant to the provisions of Section 4.5 hereof, and such dispute is not resolved by mutual agreement of the Parties within sixty (60) calendar days, such dispute if related to an analytical result shall be resolved by the determination of a laboratory approved by both MOVA and DEPOMED that is compliant with FDA guidelines and regulations or if relating to another item of compliance with the Specifications, an independent expert of recognized repute within the United States pharmaceutical industry, as applicable, mutually agreed upon by the Parties (the “Laboratory”), the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of the Laboratory shall be final and binding upon the Parties. The fees and expenses of the Laboratory making the determination as well as all costs relating to the supply of defective Product shall be paid by the Party against whom the determination is made.

4.8 Defective Active Pharmaceutical Ingredient. In the event that the Laboratory or MOVA determines that the failure of Product to meet Specifications is due to a defect in API that could not have been reasonably discovered using the testing methods set forth in the Specifications, and contemplated by, this Agreement, MOVA shall be entitled to the Production Fees (as defined in Section 5.1) for (i) such finished Product, and (ii) the costs of the testing methods employed by MOVA to determine the defect in the API.

4.9 Access to MOVA Facilities by DEPOMED Representatives. Upon reasonable advance notice, MOVA shall permit DEPOMED representatives to enter MOVA’s plant during regular business hours for the purpose of making quality control inspections of the facilities used in the manufacture of Product for DEPOMED, during the period of such use. Any DEPOMED representatives shall be advised of the confidentiality obligations of Article 6 and shall follow such security and facility access procedures as are reasonably designated by MOVA. MOVA may require that at all times the DEPOMED representative be accompanied by a MOVA representative and that the DEPOMED representative not enter areas of the facility used in production of the Product at times other than when the production is occurring to assure protection of MOVA or third party confidential information.

4.10 Active Pharmaceutical Ingredient Yield Calculation.

(a) Reporting. MOVA shall provide DEPOMED with a monthly inventory report, within four (4) business days after the end of each month, of the API held by MOVA in accordance with the inventory report form annexed hereto as Schedule F, which shall contain the following information for such month:

“Quantity Received” shall mean the total quantity of API that complies with the applicable Specifications for the API when received at the MOVA Facility.

“Quantity Dispensed” shall mean the total quantity of API dispensed at the MOVA Facility during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the existing inventory of API that complied with the Specifications for API upon receipt by MOVA and is held at the beginning of the applicable period, less the inventory of API that is held at the end of such period. The Quantity Dispensed shall only include API received and dispensed in connection with commercial manufacturing of Products and, for certainty, shall not include any (i) API that must be retained by MOVA as samples pursuant to this Agreement, the Quality Agreement or applicable regulatory requirements, (ii) API contained in Product that must be retained as samples pursuant to this Agreement, the Quality Agreement or applicable regulatory requirements, (iii) API used in connection with testing by or on behalf of MOVA or DEPOMED in the performance of this Agreement or the Quality Agreement (if applicable) and (iv) API dispensed in connection with technical transfer activities or development activities during the applicable period, including, without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period and required in the performance of this Agreement, the Quality Agreement or pursuant to Applicable Law.

“Quantity Converted” shall mean the total amount of API contained in the Products produced with the Quantity Dispensed and delivered to DEPOMED and not rejected, recalled or returned in accordance with Section 4.6 or Article 8 as a result of a failure by MOVA to provide manufacturing services in accordance with this Agreement, the Quality Agreement, the Specifications, and Applicable Law.

Within 60 days after the end of each Year, MOVA shall prepare an annual reconciliation of API in accordance with the reconciliation report form annexed hereto as Schedule G including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the MOVA Facility during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products delivered and is calculated as follows:

Quantity Converted during the Year	x	100%
Quantity Dispensed during the Year

The Parties agree that the target yield in respect of such Product at the MOVA Facility (the “Target Yield”) is equal to [***]. MOVA shall maintain Actual Annual Yield levels for each Product equal to or above the applicable Target Yield.

(b) Shortfall Calculation. If the Actual Annual Yield falls below the respective Target Yield in a Year, then the shortfall for such Year (the “Shortfall”) shall be determined based on the following calculation:

[(Target Yield – AAY] * API Credit Value * Quantity Dispensed

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The Shortfall shall be disclosed by MOVA on the reconciliation report prepared in the form annexed hereto as Schedule G.

(c) Credit. If there is a Shortfall for a Product in a Year, then MOVA shall credit DEPOMED’s account for the amount of any such Shortfall not later than 60 days after the end of each Year. Each credit under this Section 4.10 shall be summarized on the reconciliation report prepared in the form annexed hereto as Schedule G and shall be made in accordance with Section 5.2. Upon expiration or termination of this Agreement any remaining credit amount owing under this Section 4.10 shall be reimbursed to DEPOMED by payment thereof to DEPOMED.

(d) Maximum Credit. Notwithstanding the following provisions of this Section 4.10, MOVA’s liability for API calculated in accordance with this Section 4.10 for any Product in a Year shall not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule E hereto.

ARTICLE 5 – PRODUCTION FEES AND PAYMENT

5.1 Production Fees. DEPOMED shall pay MOVA for manufacturing finished Product in accordance with the fees set forth in Schedule B hereto (“Production Fee(s)”). [***]

5.2 Invoices.

5.2.1 MOVA shall invoice DEPOMED for the Production Fees on or after MOVA ships the subject Product and sends the manufacturing and testing records and deviation report, if any, for each lot of Product to DEPOMED. All invoices shall be due and payable within thirty (30) calendar days after the receipt of the invoice. If DEPOMED disagrees for any reason with the amount of any invoice submitted by MOVA, DEPOMED shall notify MOVA of such disagreement within thirty (30) calendar days after receipt of such invoice, and the Parties shall promptly attempt to resolve the difference. Any portion of the invoiced amount that is not in dispute shall be paid within thirty (30) calendar days after the original date of receipt of the invoice.

5.2.2 In the event that any Product manufactured in accordance with DEPOMED’s orders cannot be recommended for disposition by MOVA for a period of thirty (30) calendar days following completion of manufacturing and such delay arises from cause(s) which have been established to be other than the negligent or willful misconduct of MOVA or MOVA’s failure to fully comply with the manufacturing protocols and GMPs, MOVA may upon the expiration of such thirty (30) day period invoice DEPOMED for the applicable Production Fees and such invoice shall be due according to Section 5.2 hereof.

5.3 Adjustments for changes in the U.S. Producer Price Index. The Production Fees shall be adjusted [***]. In addition, the Production Fee shall be adjusted [***].

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5.4 Adjustments for Cost of Materials. At any time during a Year when MOVA determines that its actual cost of Materials used in the manufacture of Product has increased or decreased in excess of [***] of the per unit prices set forth on Schedule B (or otherwise established) for either or both bulk and bottled Product, the price per unit of Product so affected shall be adjusted to give effect to the actual increase in cost or savings in the cost of Materials in excess of [***]. MOVA shall make such calculation on a per lot basis, but shall convert such calculation into the units expressed on Schedule B for proper comparison. Such newly calculated prices shall take effect with the first lot of Material so affected. Any such adjusted price shall remain in effect until next adjusted. No adjustment shall be made in any Year when increases or decreases in the actual cost of Materials do not exceed [***], as described above. In support of any adjustment to the prices of Product to DEPOMED made pursuant to this Section 5.3, MOVA shall disclose in writing to DEPOMED the costs of Materials before and after such adjustment. MOVA shall keep complete and accurate records of such costs and shall allow DEPOMED or its representatives to audit such records. MOVA shall use its best efforts to keep the cost of Materials at current or lower levels while utilizing only those vendors approved by DEPOMED. Any adjustment pursuant to this Section 5.4 shall be taken into consideration when calculating any price adjustment pursuant to Section 5.3 so as not to cause a multiple increase.

5.5 Adjustments Due to Technical Changes. In the event that there are changes in laws or regulations, cGMPs, the Specifications or the Quality Agreement in a manner that increases or decreases, in the aggregate, the manufacturing cost on a per lot basis by more than [***] of the per unit price to DEPOMED, the entire corresponding change on a per unit price to DEPOMED shall be made to the Production Fees set forth in Schedule B, any other relevant document and the related schedules shall be revised. Any changes subject to this Section 5.5 shall be implemented after a technical review and prior approval by the Parties.

5.6 Multi-Country Manufacturing Services. If and when DEPOMED decides to have MOVA provide manufacturing services with respect to the Product for countries outside the USA, then MOVA shall prepare a quotation for consideration by DEPOMED for the additional costs, if any, and the change over the Production Fees for the Product destined for each new country. The agreed new Product requirements and related costs and changes over the Production Fees shall be set out in an amendment to this Agreement. If MOVA comes to manufacture Product for countries outside the USA, by undertaking such activity it hereby represents and warrants that all such Product shall be manufactured, stored, handled, and shipped in compliance with all Applicable Law where such Product is destined.

5.7 Volume Reduction. If at any time during the term of this Agreement the annual volume order by DEPOMED falls below five (5) million tablets, then MOVA shall be entitled to request an adjustment to the Production Fees with respect to the Product to reflect the increased costs that MOVA will incur as a result of the reduced volumes. To the extent that the Production Fee has been previously adjusted pursuant to this Section 5.7 to reflect reduced volumes, the adjustment provided for shall operate based on the fees attributed to such Product at the time the last of such adjustments were made, including any other applicable price adjustments in accordance with this Article 5.

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ARTICLE 6 – CONFIDENTIAL INFORMATION

6.1 Confidentiality. Any information or data (including but not limited to technical information, experience, or data) regarding either Party’s formulations, plans, programs, plants, process, technical materials, products, production requirements, standard specifications, costs, equipment, operations, procedures, instructions or customers (all of which is herein referred to as “Confidential Information”) is the sole property of each respective Party. Each Party shall treat the other Party’s Confidential Information in the same protective manner that it treats its own Confidential Information. Except as provided herein, the Parties shall not during the term of this Agreement and for a period of five (5) years from the date of termination of expiration of this Agreement, use, or disclose to others, or permit their employees or agents to use or disclose to others Confidential Information which has heretofore come or hereafter may come within the knowledge of, or which has been or may hereafter be acquired or developed by the respective Party, its employees or agents, in the performance of any services hereunder. For the avoidance of doubt, manufacturing processes, analytical methods used in the manufacture of Product and test results shall be the Confidential Information of DEPOMED. This paragraph shall not prevent either Party from using or disclosing to others information:

(a) that is known to the receiving Party at the time it is disclosed by or obtained from the disclosing Party, which knowledge can be established by competent evidence; or

(b) that is in the public domain at the time of disclosure, or through no fault of the receiving Party becomes available to the public;

(c) that lawfully becomes available to the receiving Party from a source other than the disclosing Party;

(d) that a Party can prove by written records dated prior to the date of disclosures hereunder that such information was independently developed by persons not engaged in activities hereunder and without regard to any information conveyed hereunder or arising in connection herewith; or

(e) is required by law or court order or a judicial or administrative agency of competent jurisdiction to be disclosed, after maximum practicable notice by the receiving Party to the disclosing Party, provided that in each case the receiving Party shall use its best efforts to limit such disclosure and maintain the confidentiality of such Confidential Information to the extent possible; or

(f) that is needed to be disclosed for the sole purpose of carrying out the responsibilities and obligations of this Agreement.

6.2 Obligations Upon Termination. Upon termination of this Agreement, if requested, the receiving Party shall deliver to the disclosing Party all notes, drawings, blueprints, manuals, letters, notebooks, reports and other materials of or pertaining to the Confidential Information, including all copies thereof, and all other Confidential Information that is in the possession of or under the control of the receiving Party, except for one copy which shall be maintained in the files of counsel for the sole purpose of assuring compliance with the continuing confidentiality obligations under this Agreement.

6.3 Access Restriction. The Parties shall restrict access to Confidential Information to as few as practicable of their employees and agents, and in all cases shall restrict such knowledge to only those employees and agents who are directly connected with the performance of the services hereunder.

6.4 Equitable and other Injunctive Relief. The Parties acknowledge and agree that disclosure, distribution, use or any other handling of the Confidential Information contrary to the terms of this Agreement will cause irreparable harm to the Party owning such Confidential Information for which damages at law will not provide an adequate remedy. The Parties agree that the provisions of this Article 6 may be specifically enforced in addition to any and all other remedies available at law or in equity.

ARTICLE 7 – INDEMNIFICATION

7.1 Indemnification by DEPOMED. DEPOMED shall indemnify, defend and hold MOVA, its Affiliates and their respective directors, officers, employees and agents harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind asserted by third persons (except to the extent due to a negligent or willful act or omission of an indemnified party) that arise out of or are attributable to:

(i) any material breach of this Agreement by DEPOMED; or

(ii) any negligence or willful misconduct on the part of DEPOMED, its employees, agents or representatives; or

(iii) any violation by DEPOMED of any Intellectual Property rights, including but not limited to, patent rights or any property rights of any third party related to the Product, except where such violation is attributable to MOVA.

7.2 Indemnification by MOVA. MOVA shall indemnify, defend and hold DEPOMED, its Affiliates and their respective directors, officers, employees and agents harmless from and against all claims, causes of action, suits, costs and expenses

(including reasonable attorney’s fees), losses or liabilities of any kind asserted by third persons (except to the extent due to a negligent or willful act or omission of an indemnified party) that arise out of or are attributable to:

(i) any material breach of this Agreement by MOVA; or

(ii) any negligence or willful misconduct on the part of MOVA, its employees, agents or representatives; or

(iii) any violation by MOVA of any Intellectual Property rights, including but not limited to, patent rights or any property rights of any third party related to the Product, except where such violation is attributable to DEPOMED.

7.3 Consequential Damages. Under no circumstances whatsoever shall either Party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, costs or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of such damages. The foregoing shall not be construed to limit payment of any amount due pursuant to either Section 7.1 or Section 7.2.

7.4 Indemnification Procedures. Each Party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 7 and shall include sufficient information to enable the other Party to assess the facts. Each Party shall cooperate fully with the other Party in the defense of all such claims. No settlement or compromise shall be binding on a Party hereto without its prior written consent, whereas such consent shall not be unreasonably withheld or delayed. The indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the indemnitor. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

7.5 Insurance. During the term of this Agreement, each Party shall maintain adequate product liability insurance. During the term of this Agreement, MOVA and DEPOMED shall each maintain comprehensive general liability insurance, including product liability. At the time of first commercial sale of Product manufactured pursuant to this Agreement, the insurance afforded by the Parties shall be primary insurance with minimum limits of [***] per occurrence and an annual aggregate amount of [***]. Such insurance shall not be cancelled or modified without providing the other Party at least thirty (30) calendar days prior written notice. If requested each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. If a Party is unable to maintain the insurance policies required under this

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Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

7.6 Limitation of Liability.

7.6.1 API. Except as expressly set forth in Section 4.10 hereof (including with respect to API lost or damaged due to MOVA’s negligence or willful misconduct under no circumstances shall MOVA be responsible for any loss or damage to the API) MOVA’s maximum liability for loss or damage to API shall not exceed the Maximum Credit Value in any Year. The parties agree that MOVA’s maximum liability for API under this Section 7.6.1 shall be in addition to any liability of MOVA for other matters pursuant to Section 7.6.3.

7.6.2 Product Claims. Unless MOVA has failed to provide the manufacturing services hereunder in accordance with the Specifications, cGMPs, Applicable Law or Section 14.1 of this Agreement, MOVA shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, including, without limitation, the costs and expenses of any Recall (collectively, “Product Claims”). For greater certainty, MOVA shall have no obligation for any Product Claims to the extent such Product Claim (i) is caused by deficiencies with respect to the setting of the Specifications, the inherent safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in Materials that is not reasonably discoverable by MOVA using the test methods set forth in the Specifications, (iii) results from a defect in the API or Materials supplied by DEPOMED that is not reasonably discoverable by MOVA using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after such Product is shipped by MOVA pursuant to Section 3.1; (v) is due to packaging or labeling defects or omissions for which MOVA has no responsibility, or (vi) is due to any other breach by DEPOMED of its obligations under this Agreement. For greater certainty, if failure by MOVA to provide the manufacturing services hereunder in accordance with the Specifications, cGMPs, Applicable Law or Section 14.1 of this Agreement which gives rise to a Product Claim, then MOVA’s obligations under this Section 7.6.2 shall not be subject to the maximum liability limitation set forth in Section 7.6.3.

7.6.3 Maximum Liability. Except as set forth in Sections 7.6.1, 7.6.2, and excluding MOVA’s liability for replacement Product under Article 4, MOVA’s maximum liability under this Agreement for any reason whatsoever, shall not exceed in a Year, in the aggregate the greater of $500,000 or 35 % of the purchase price for Product arising from Purchase Orders submitted in such Year up to a cap of $2,500,000 in any Year.

ARTICLE 8 – RECALLS

8.1 Recalls. In the event (i) any Authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) DEPOMED reasonably determines that the Product should be recalled, the Parties shall take all appropriate corrective actions.

8.1.1 In the event that such Recall results from the manufacture, packaging, storage, testing and handling of the Product by MOVA and such recall or event is due to MOVA’s failure to provide the manufacturing services hereunder in accordance with the Specifications, and Applicable Law, as determined by the Laboratory, MOVA shall be responsible for the documented out-of-pocket expenses of such Recall or return and shall use its commercially reasonable efforts to replace the recalled or returned Products with new Products contingent upon the receipt from Depomed of all API required for the manufacture of such replacement Product. For greater certainty, MOVA’s responsibility for any loss of API in connection with the recalled Product shall be subject to the limitation set forth in Section 7.6.1. In the event that MOVA is unable to replace the recalled or returned Products, then DEPOMED may request MOVA to reimburse DEPOMED for the Production Fees paid to MOVA with respect to the recalled Products. In all other circumstances, Recalls, returns or other corrective actions shall be made at DEPOMED’s cost and expense. For the purposes of this Agreement, the expenses of Recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, and DEPOMED’s costs for the Product recalled. Marketing and advertising expenses associated with the goodwill of the Product subject to the recall shall not be included as an expense of recall and shall, in all instances, be borne by DEPOMED. The remedies set forth above shall constitute the sole remedy of each Party under this Section 8.1.

8.1.2 MOVA shall have no obligation pursuant to Section 8.1 above to the extent such claim (i) is caused by deficiencies with respect to the setting of the Specifications, the inherent safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in Materials that is not reasonably discoverable by MOVA using the test methods set forth in the Specifications, (iii) results from a defect in the API or Materials supplied by DEPOMED that is not reasonably discoverable by MOVA using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after such Product is shipped by MOVA pursuant to Section 3.1; (v) is due to packaging or labeling defects or omissions for which MOVA has no responsibility, or (vi) is due to any other breach by DEPOMED of its obligations under this Agreement.

8.2 Recall Coordination. All coordination of any recall or field correction activities involving Product shall be handled by DEPOMED, but MOVA shall reasonably cooperate with DEPOMED in accomplishing any of the foregoing actions.

8.3 Recall Records. Each of the Parties shall maintain complete and accurate recall records of all the Product sold by it for such periods as may be required by Applicable Law, but in no event less than three (3) years after the date of the recall. Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discovery, each party shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by DEPOMED. “Recall” shall mean any action (i) by the Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall shall also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

8.4 Disputes. Any disputes, as between MOVA and DEPOMED, with regards to the quality of the Product shall be handled according to the provisions stated in Section 4.7 of this Agreement.

ARTICLE 9 – RECORDS AND AUDITS

9.1 Records and Retained Samples. During the term hereof, MOVA shall (i) prepare and maintain Batch Records and (ii) retain samples, properly stored, from each lot or batch of Products supplied by MOVA hereunder, sufficient to perform each quality control test specified in the Specifications at least twice. DEPOMED agrees to provide for such purpose all the information, processes, analytical methods, testing procedures, and any other information reasonably requested by MOVA and in the possession of DEPOMED necessary for manufacturing the Product in accordance with cGMPs. MOVA agrees to provide DEPOMED upon release and delivery of the Product, copies of the analytical testing data such as Certificate of Analysis. MOVA agrees to provide DEPOMED copies of its executed Batch Records and related documents. Such records shall be available for audit by DEPOMED, and its designates, as well as FDA and foreign regulatory agencies, upon request. MOVA shall store the manufacture and analysis documentation for each batch of PRODUCT for the shelf life period of the respective batch and for two (2) years thereafter.

9.2 Quarterly Review. Each party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly, whether in person, by means of video conference, telephone or such other agreed upon means of communication, to review the current status of the business relationship and manage any issues that have arisen.

ARTICLE 10 – TERM AND TERMINATION

10.1 Term. Subject to the termination provisions of Section 10.3, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th)

anniversary from regulatory approval of the first dosage form of the Product at MOVA’s Facilities, the (“Initial Term”). Thereafter, this Agreement shall be automatically renewed for an additional term of two (2) years unless one Party gives notice to terminate twelve (12) months prior to the expiration of the Initial Term or any extension thereof.

10.2 Termination due to Market Conditions; Early Termination by Depomed.

(a) At any time after a period of two (2) years from the Effective Date, DEPOMED shall be entitled to terminate this Agreement, upon one hundred and eighty (180) days written notice to MOVA, if due to market conditions, the Product becomes commercially unfeasible and DEPOMED discontinues selling the Product. If DEPOMED subsequently elects to resume commercializing the Product, this Agreement shall once again take effect between the Parties, and the Parties shall meet in good faith to determine the procedure to follow in order for DEPOMED to resume the purchase of Product from MOVA and MOVA resume the supply of Product to DEPOMED.

10.3 Termination. This Agreement may be terminated under the conditions stated herein:

(a) by either Party by giving the other Party written notice thereof if the other Party fails to remedy and make good any breach in the performance of any condition or obligation under this Agreement after ninety (90) calendar days of the date of a written notice of breach is sent to the breaching Party thereof, or if such breach cannot be reasonably remedied within such ninety (90) calendar day period; the Party in default diligently commences and continues to remedy such breach; or

(b) by DEPOMED by giving MOVA written notice of a breach of the Quality Agreement if MOVA fails to remedy and make good any breach in the performance of any condition or obligation under the Quality Agreement after ninety (90) calendar days of the date of a written notice of breach is sent to the breaching Party thereof, or if such breach cannot be reasonably remedied within such ninety (90) calendar day period;

(c) by either Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors.

(d) by DEPOMED, immediately, by giving MOVA written notice of such termination as a result of any debarment, whether actual or threatened, or any conviction which could result in debarment, whether it does so in fact or not; provided that if such circumstance relates to an individual, MOVA may avoid such termination by the immediate removal of such person from all tasks performed pursuant to this Agreement and replacement of such person by another qualified person.

10.4 Effect of Termination. Upon termination of this Agreement for any reason MOVA shall furnish to DEPOMED a complete inventory of all stock on hand of work-in-progress for the manufacture of the Product and finished Product. Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of termination of this Agreement shall be dealt with promptly as follows:

(a) Product manufactured and packaged pursuant to Purchase Orders from DEPOMED shall be delivered by MOVA to DEPOMED, whereupon DEPOMED shall pay MOVA therefor in accordance with the terms hereof;

(b) Work-in-progress commenced by MOVA against Purchase Orders from DEPOMED shall be completed by MOVA and delivered to DEPOMED, whereupon DEPOMED shall pay MOVA therefor in accordance with the terms hereof; and (c) Materials not necessary to complete 10.3(b) above but having been ordered or purchased by MOVA in accordance with DEPOMED´S then current twelve (12) months rolling forecast shall be disposed of by MOVA or returned to DEPOMED at DEPOMED’s option and expense. If MOVA terminates this Agreement under Section 10.3(a) herein, DEPOMED shall reimburse MOVA for MOVA’s actual cost of such raw materials purchased by MOVA in order to fulfill DEPOMED´s then current twelve (12) months rolling forecast. Additionally, DEPOMED shall reimburse MOVA for any fees charged to MOVA for the termination of such supply contracts for raw materials which MOVA can only use for the manufacture of Products. In all other events of termination and without prejudice to the above mentioned, the Party having given reason to the termination shall bear the costs of disposal of raw materials and Active Pharmaceutical Ingredient. Any credit balance owed to DEPOMED after application to amounts due to MOVA shall be promptly paid to DEPOMED.

10.5 No Discharge of Obligations. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination.

10.6 Tooling. Upon any termination, MOVA shall after consultation with and upon request by DEPOMED deliver to DEPOMED or a third party designated by DEPOMED all tooling and equipment purchased and for which DEPOMED has remitted payment to MOVA, with delivery costs to be borne by DEPOMED.

10.7 Conversion to Non-Exclusive Rights. In the event that MOVA fails to deliver at least [***] of the Product volume per order for [***] consecutive months or [***] of the sum of the Product ordered during such [***] consecutive months (provided, that MOVA shall not be deemed to have failed to deliver any Product during a calendar month, if delivery of such Product occurs within five business days of the confirmed delivery date), for reasons other than those related to: (i) DEPOMED, including, failure to diligently place the corresponding purchase orders; (ii) DEPOMED’s failure to provide the Specifications or supplying Active Pharmaceutical Ingredient; or (ii) due to a Force Majeure Event (which shall be governed by Article 17); the exclusive manufacturing right granted to MOVA in Section 2.1 of this Agreement shall immediately, and with

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notice to MOVA, become non-exclusive entitling DEPOMED to place orders for the greater of (a) [***], or (b) the quantity of Product not delivered by MOVA, provided however, that the requirements for Product will be adjusted to at least [***] of its total requirements for Product at the later of (x) thirty (30) days after MOVA has demonstrated to DEPOMED’s reasonable satisfaction that it is capable of meeting such requirements and (y) subject to fulfillment by DEPOMED of any reasonable Product volume purchase requirement in any secondary supplier contract into which DEPOMED has entered. If DEPOMED exercises its right to use an alternative supplier hereunder, MOVA shall cooperate in good faith with DEPOMED’s reasonable requests relating to the provision of the Specifications, SOPs, analytical tests, procedures and all other applicable documents to the alternative supplier(s) designated by DEPOMED, which shall be entitled to use the same for DEPOMED. The foregoing conversion shall not apply in the event that the reason for the delay or shortfall was due to a failure of supply of API by, or other fault of, DEPOMED. Promptly following execution and delivery of this Agreement, MOVA shall propose a disaster recovery plan addressing catastrophic loss of its ability to perform hereunder, with such plan to focus on minimizing interruption of supply to DEPOMED. Such plan shall be subject to the reasonable agreement of the Parties.

10.8 Second Source. DEPOMED shall be entitled to qualify a second source for Product manufacture and related activities provided, however, that upon such qualification DEPOMED shall not purchase more than an amount estimated in good faith to be [***] of its annual requirements of Product from such source during the term of this Agreement. The parties agree that DEPOMED will consider in good faith any proposal from Patheon Inc. or any of its Affiliates to become DEPOMED’s second source supplier. The implementation of this Section 10.8 shall not limit DEPOMED’s rights under Section 10.7. DEPOMED’s rights pursuant to Sections 10.7 and 10.8 shall be cumulative and not in substitution for each other. The manufacturing party used pursuant to Section 10.7 may be the second source qualified by DEPOMED pursuant to this Section 10.8, a different manufacturer, or DEPOMED itself. MOVA shall provide reasonable assistance to DEPOMED in qualifying a second source pursuant to this Section 10.8.

ARTICLE 11 – REGULATORY MATTERS

11.1 Regulatory Filings. DEPOMED shall be responsible for preparing and submitting all documents necessary for maintaining the NDA including without limitation adverse drug reaction reports and annual reports. MOVA shall use best efforts to assist DEPOMED in complying with any arising requirements of the FDA and any other regulatory authorities. MOVA agrees to comply with all reasonable commitments made in the NDA and any supplement thereto regarding MOVA’s manufacturing responsibilities as directed herein, provided that MOVA is notified of such responsibilities and given an opportunity to review such commitments with sufficient time prior to their being included in the submitted document by DEPOMED and provided they are not inconsistent with the then applicable Specifications. Any incremental costs as a result of the above are subject to the price adjustments as provided in Section 5.3 herein.

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11.2 Compliance. DEPOMED shall be responsible for compliance of the Specifications (including but not limited to the text and accuracy of any labeling required by DEPOMED) with FDA standards. MOVA shall be responsible for compliance of the manufacturing, processing, packaging procedures and testing procedures with FDA standards, including those pertaining to cGMPs. Each Party will provide reasonable assistance to the other, at no charge, if necessary to respond to FDA audits, inspections, inquiries or requests concerning the Product. DEPOMED employees present at the facility shall at all times adhere to safety regulations, cGMPs and work schedule generally applicable to MOVA’s own employees, provided that such DEPOMED employees are notified of the same.

11.3 Adverse Events Reporting and Product Information Requests.

(a) Adverse Reaction Reporting. During the term of this Agreement, MOVA shall immediately but in any case within twenty-four (24) hours notify DEPOMED, by facsimile or telephone, of any adverse drug experience involving the Product that a responsible employee of MOVA becomes aware of.

(b) Product Information Requests. Information concerning any complaints, inquiries and/or drug information requests from consumers, physicians, or other third parties regarding the Product shall be forwarded to DEPOMED within twenty-four (24) hours of MOVA’s receipt of the information and/or inquiry. DEPOMED shall respond to such complaints and inquiries, if necessary, in accordance with its usual and customary procedures. DEPOMED shall supply MOVA, for MOVA’s information purposes only, with copies of its standard response information for the Product as well as any updates thereto.

(c) Governmental Reports. DEPOMED shall be responsible for filing with the FDA any required adverse reaction reports that it receives directly from third parties and any adverse reaction reports that it receives through MOVA.

11.4 Cooperation. The Parties expect that any information concerning the Product required by the FDA will be submitted by DEPOMED. If MOVA is required to submit to the FDA any information concerning the Product as part of a FDA inspection or audit in connection with the manufacture of the Product, DEPOMED will provide to MOVA such documentation, data and other information as MOVA may require for submission to the FDA. DEPOMED shall also provide, if required by the FDA, information concerning its quality control procedures and marketing of the Product and any other information reasonably requested by FDA. DEPOMED shall provide its reasonable cooperation and consultation to MOVA in addressing any issue raised by FDA concerning manufacture of the Product.

11.5 Compliance Audits. MOVA shall permit representatives of DEPOMED to conduct audits to confirm MOVA’s compliance with cGMPs and Specifications upon reasonable advance notice and subject to the provisions of Article 6. MOVA shall notify

DEPOMED within twenty-four (24) hours after it receives notice of an FDA audit or inspection involving the Product, any component thereof, or any portion of MOVA’s facility used or likely to be used in connection with the activities of MOVA to be conducted under this Agreement, and shall allow DEPOMED to be present and to participate in any such inspection. In each such case, whether or not DEPOMED attended such audit or inspection provide to DEPOMED copies of any resulting document of action (FDA Form 483 inspection observation report, regulatory letters, etc.) resulting from these audits, which pertains to the Product, any component thereof, or any portion of MOVA’s facility used or likely to be used in connection with the activities of MOVA to be conducted under this Agreement, within two (2) calendar days after receipt. Should either MOVA or DEPOMED receive any such document of action, it shall so notify the other within two (2) business days after receipt and shall provide to the other an opportunity to the extent feasible under the circumstances, to provide input to any response to any such document of action.

ARTICLE 12 – INTELLECTUAL PROPERTY

12.1 Trademarks and Labeling. MOVA shall affix labeling to the Product as specified in the Specifications. That labeling shall bear one or more trademarks to be designated by DEPOMED. Nothing contained herein shall give MOVA any right to use any DEPOMED trademark except on Product for DEPOMED, and MOVA shall not obtain any right, title or interest in any DEPOMED trademark by virtue of this Agreement or its performance of services hereunder.

12.2	Inventions.

(a) For the term of this Agreement, DEPOMED hereby grants MOVA a non-exclusive, paid-up, royalty-free, non-transferable license to DEPOMED’s Intellectual Property which MOVA must use in order to perform the manufacturing services under this Agreement.

(b) All Intellectual Property generated or derived by MOVA in the course of performing the manufacturing services, to the extent it is specific to or is based or relies upon the development, manufacture, use and sale of the Product, shall be the exclusive property of DEPOMED.

(c) All Intellectual Property generated or derived by MOVA in the course of performing the manufacturing services which is not specific to, or based or reliant upon, the Product and which has application to manufacturing processes or formulation development of drug products or drug delivery systems generally shall be the exclusive property of MOVA (the “Broader Intellectual Property Rights”). MOVA hereby grants DEPOMED, a non-exclusive, paid-up, royalty-free, transferable license of MOVA’s Broader Intellectual Property Rights which DEPOMED may use for the manufacture of the Product.

(d) Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications owned by it.

(e) Each Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by such Party and a subject matter of this Agreement.

(f) All rights and licenses granted under or pursuant to this Agreement by either Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). The Parties agree that each of them , as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against MOVA under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, DEPOMED shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of such IP, which, if not already in DEPOMED’s possession, shall be promptly delivered to it upon DEPOMED’s written request therefor.

12.3 Intellectual Property. Subject to Section 12.2, all DEPOMED’s Intellectual Property shall be owned by DEPOMED and all MOVA Intellectual Property shall be owned by MOVA. Neither Party has, nor shall it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither Party shall use any Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.

ARTICLE 13 – RELATIONSHIP OF PARTIES

13.1 Independent Contractors. It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give such Party the power or authority to act for, bind or commit the other Party in any way whatsoever.

13.2 Public Statements. MOVA and DEPOMED each agree not to disclose the terms of this Agreement in any public statements, whether oral or written, including but not limited to shareholder reports, communications with stock market analysts, statements to other customers or prospective customers, press releases or other communications with the media, or prospectuses, without the other Party’s prior written consent, which shall not be unreasonably withheld or delayed, or as required by Applicable Law. If possible, each Party shall give the other at least five (5) calendar days advance written notice of a disclosure required by Applicable Law and will cooperate with the other Party to minimize the scope and content of such disclosure.

ARTICLE 14 – WARRANTIES

14.1 MOVA’s Warranty. MOVA hereby represents and warrants as follows:

(a) The Product shall conform with the Specifications as set out in Schedule A at the time of delivery to a common carrier pursuant to Section 3.1.

(b) MOVA shall comply in all material respects with Applicable Law. For purposes of this Section 15.1(b), and without limiting the foregoing sentence, any failure to comply with any Applicable Law that exposes DEPOMED to any sanction or liability, or prevents DEPOMED from using the Product as intended, shall be deemed to be a material noncompliance.

(c) MOVA shall maintain all required governmental permits, licenses, orders, applications and approvals regarding the manufacturing of the Product, and MOVA shall manufacture Product in accordance with all such permits, licenses, orders, applications and approvals. Any expenses incurred to obtain special permits for Product that MOVA would not have to acquire absent this Agreement will be reimbursed by DEPOMED.

(d) Product shall, at the time it is shipped to DEPOMED (i) not be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable State or municipal laws in the U.S.A. and (ii) not be articles that may not, under the Act or any other Applicable Law, be introduced into interstate commerce.

(e) MOVA has full authority to enter into this Agreement, that it has no reason to believe that its performance under this Agreement will infringe any third party rights and that nothing contained in any other agreement prohibits or restricts MOVA from entering into any part of this Agreement.

(f) MOVA represents as of the date of this Agreement and continuously during the term of this Agreement that it and its employees, affiliates, and agents have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the Federal Food, Drug, and Cosmetic Act (“Section 335(a) or (b)”). MOVA represents that it has never been and, to the best of its knowledge after due inquiry, none of its employees, Affiliates, or agents has ever been (i) threatened to be debarred or (ii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 335(a) or (b). MOVA agrees that it will promptly notify DEPOMED in the event of any such debarment, conviction, threat, or indictment.

14.2 DEPOMED’s Warranty. DEPOMED hereby represents and warrants as follows:

(a) The Active Pharmaceutical Ingredient shall, to the best of DEPOMED’s knowledge, at the time it is shipped to MOVA, (i) not be adulterated or misbranded within the meaning of the Act or within the meaning of any other Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act; (ii) not be articles that may not, under the Act or any other Applicable Law, statute or regulation, be introduced into interstate commerce, (iii) comply with its specifications as provided by DEPOMED and (iv) to the best of DEPOMED’s knowledge, the use of the Active Pharmaceutical Ingredient for the manufacture of the Product does not infringe third party intellectual property rights.

(b) As of the time that any Product produced hereunder is sold, DEPOMED will own all rights to the Product trademarks and the Product labeling will meet regulatory requirements.

(c) The manufacture, marketing and sale of the Product by or on behalf of DEPOMED or its customers shall not, to the best of DEPOMED’s knowledge, infringe any patent, trademark, trade secret or other proprietary right of any third person.

(d) the Specifications for the Product are its or its Affiliate’s property, or it or its Affiliates have the right to use the same, or such Specifications are in the public domain, and that DEPOMED may lawfully disclose the Specifications to MOVA ;

(e) the Specifications for the Product are consistent with the NDA for the Product;

(f) the Product is the subject of an NDA approved by the U.S.A. Food and Drug Administration;

(g) Specifications for the Product conform to all applicable cGMPs and Applicable Law;

(h) the Products, if labeled and manufactured in accordance with the Specifications and in compliance with Applicable Law, including, without limitation cGMPs, (i) may be lawfully sold and distributed in every jurisdiction in which DEPOMED markets such Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(i) DEPOMED has full authority to enter into this Agreement and that nothing contained in any other agreement prohibits or restricts DEPOMED from entering into any part of this Agreement.

(k) All material safety data sheets and other raw material, Active Pharmaceutical Ingredient or any data supplied by DEPOMED to MOVA are accurate to the best of DEPOMED’s knowledge. The Parties understand that MOVA will not do analysis to verify the accuracy of such DEPOMED supplied data.

14.3 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MOVA AND DEPOMED MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, IN THE CASE OF MOVA, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 15 – ASSIGNMENT

Except as set forth in this Article, this Agreement, and all rights and obligations hereunder, are personal to MOVA and shall not be assigned in whole or in part by MOVA to any other person or company without the prior written consent of DEPOMED, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, MOVA shall be entitled to assign this Agreement to an Affiliate whose performance is guaranteed by MOVA or to a party which is the successor to, or the assignee of, all or substantially all of MOVA’s pharmaceutical business; provided, however, that any such successor or assignee has agreed in writing to assume all of MOVA’s obligations under this Agreement. DEPOMED may, without the consent of MOVA, assign this Agreement provided, however, that DEPOMED shall give prior written notice of any assignment to MOVA. Any assignee of DEPOMED to which it has sold or licensed rights to manufacture, market or sell the Product in the Territory, which has assumed all of DEPOMED’s obligations hereunder must be qualified and shall have (i) a financial condition at the time of assignment at least comparable to that of DEPOMED as of the Effective Date, and (ii) has neither been debarred by the FDA nor is otherwise subject to an order of the FDA or a court of competent jurisdiction which would prevent it from performing the obligations of DEPOMED hereunder. In the event of any assignment pursuant to the provisions of this Article, the assigning Party shall have no further obligations hereunder except: (i) to the extent the same has accrued prior to such assignment or (ii) pursuant to the guarantee obligation set forth above. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

ARTICLE 16 – GOVERNING LAW AND DISPUTE RESOLUTION

Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled, if possible, through good faith negotiation between the Parties. Such good faith negotiations shall commence promptly upon a Party’s receipt of notice of any claim or dispute from the other Party and continue for a period of sixty (60) calendar days.

If such efforts are not successful, such controversy, claim or dispute relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, except as otherwise expressly provided in this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico without reference to any rules of conflicts of law or renvoi. Disputes shall be resolved through arbitration before three (3) arbitrators. Such arbitration shall take place in the vicinity of the non-triggering Party, and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within seven (7) calendar days of either Party making a demand for arbitration (or longer if the Parties so agree), DEPOMED and MOVA shall each select one (1) arbitrator. A third arbitrator shall be selected by the arbitrators selected by the Parties within thirty (30) calendar days of the demand for arbitration. In the event that either Party shall fail to appoint its arbitrator, or the two arbitrators selected by the Parties fail to appoint the third arbitrator, in either case within the prescribed time period, then either Party may apply to the AAA for the appointment of such arbitrator. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators and shall be binding regardless of whether one of the Parties fails or refuses to participate in the arbitration; said determination shall be enforceable by any court of competent jurisdiction. Each Party shall pay for the arbitrator it selects with the cost of the third arbitrator being split equally between the Parties. All other costs shall also be split equally between the Parties. Either Party may enter any arbitration award in any court having jurisdiction or may make application to any such court for a judicial acceptance of the award and order of enforcement, as the case may be. The Parties’ agreement to submit to arbitration referred to herein shall in no way prevent either Party from exercising its right to terminate this Agreement consistent with the terms herein.

ARTICLE 17 – FORCE MAJEURE

Neither Party shall be liable to the other for default or delay in the performance of its obligations under this Agreement, if such default or delay shall be caused directly or indirectly by accident, fire, flood, riot, war, weather, act of God, embargo, strike, failure or delay of usual sources of supply of materials, or delay of carriers or governmental orders or regulations, or complete or partial shutdown of plant by any of the foregoing causes or other causes beyond its reasonable control, provided the same are not due to the negligence or willful misconduct of such Party and provided further that any such default, delay or failure shall be remedied by such Party as soon as possible after the removal of the cause of such default, failure or delay. Obligations to pay amounts due under this Agreement shall not be subject to the forestated excuses. If due to force majeure MOVA is unable to supply DEPOMED with the Product for a period exceeding one hundred and twenty (120) days then DEPOMED shall have the right to terminate this Agreement without further cost and with immediate effect and upon written notice to MOVA. At the end of the first sixty (60) days during the persistence of the force majeure event MOVA shall reasonably determine whether it will be able to resume supplying Product at the end of such one hundred and twenty (120) days period and notify DEPOMED in writing of such assessment. If MOVA has concluded that it will be unable to resume supplying Product at the end of such period, DEPOMED shall have the right to terminate this Agreement upon thirty (30) days written notice to MOVA without further cost. MOVA will provide reasonable assistance during the technology transfer for the Product upon termination due to force majeure.

ARTICLE 18 – NOTICES

Unless otherwise provided herein, any notice required or permitted to be given hereunder or any proposal for any modification of this Agreement (hereinafter collectively referred to as the “Correspondence”) shall be faxed, mailed by overnight mail, mailed by certified mail, postage prepaid, or delivered by hand to the Party or the individual to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such Correspondence shall be deemed to have been given five (5) business days from the date mailed, as evidenced by the postmark at the point of mailing. If delivered by hand or fax, any such Correspondence shall be deemed to have been given when received by the Party to whom such Correspondence is given, as evidenced by written and dated receipt of the receiving Party.

All Correspondence to MOVA shall be addressed as follows:

MOVA Pharmaceutical Corporation
P.O. Box 8639
Caguas, Puerto Rico 00726
Attention: President
Facsimile: (787) 258-1794

with a copy to:	Patheon, Inc.
7070 Mississauga Road, Suite 350
Mississauga ON L5N 7J8
Attention: General Counsel
Facsimile: (905) 812-6613

All Correspondence to DEPOMED shall be addressed as follows:

Depomed, Inc.
1360 O’Brien Drive
Menlo Park, California 94025
Attention: Vice President, Operations
Facsimile: (650) 462-9993

with a copy to:	Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122
Attention: Richard A. Kaufman, Esq.
Facsimile: (858) 450-8499

Either Party may change the address to which any correspondence to it is to be addressed by notification to the other Party as provided herein.

ARTICLE 19 – CAPTIONS

The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

ARTICLE 20 – SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with Applicable Law, the invalid or unenforceable part or provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

ARTICLE 21 – WAIVER

No failure on the part of either Party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment of the provision giving rise thereto; nor shall any single or partial exercise by either Party hereto of any right, privilege or power hereunder preclude any other further exercise thereof, or the exercise of any other right, privilege or power.

7

ARTICLE 22 – SURVIVAL

The provisions of Articles 1, 6 through 9, Sections 10.4, 10.5, 10.6, 10.7, 11.4, 11.5, Articles 12 through 13, 17 through 22 and 23 shall survive the termination or expiration of this Agreement.

ARTICLE 23 – ENTIRE AGREEMENT

This Agreement, together with the Schedules hereto constitute the complete and exclusive Agreement between the Parties hereto with reference to the subject matter hereof, and no statement or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof, and neither Party shall claim any modification or rescission from any provision hereof unless such modification or rescission is in writing, signed by the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

MOVA Pharmaceutical Corporation		DEPOMED, Inc.

By:	/s/ Michael Harding	By:	/s/ John N. Shell
Name: Michael Harding		Name:	John N. Shell
Title: COO		Title:	VP Operations
Date: June 13, 2006		Date:	June 19, 2006

Schedule A

Specifications

Prior to the commencement of the commercial manufacturing of the Product under this Agreement DEPOMED shall provide MOVA with copies of such portion of the Specifications as are contained in the NDA for the Product. If the Specifications provided are subsequently amended, the DEPOMED shall provide MOVA with such revised Specifications. Upon acceptance of the revised Specifications MOVA shall provide DEPOMED with a signed and dated receipt evidencing such acceptance of the revised Specifications.

Schedule B

Commercial Production Fees

1.	Per unit prices

A. The prices of Product are as follows:

[***]

[***]

[***]	[***]			[***]			[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]

[***]

[***]

[***]

[***]

2.	Price Adjustments

[***]

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule C

Quality Agreement

[TO BE ATTACHED AS SOON AS PRACTICABLE]

Schedule D

Stability Testing Fees

1. Stability Annual Fee

The Stability Annual Fee will be [***].

2.	Price Adjustments

[***]

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule E

API CREDIT VALUE and MAXIMUM CREDIT VALUE

The API Credit Value and Maximum Credit Value shall be as follows:

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule F

MONTHLY ACTIVE MATERIALS INVENTORY REPORT

TO:	DEPOMED INC.

FROM:	MOVA PHARMACEUTICAL CORPORATION

RE:	API monthly inventory report pursuant to Section 4.10 of the Commercial Manufacturing Agreement dated • (the “Agreement”)

Reporting month:

API on hand at beginning of month:	kg	(A)

API on hand at end of month:	kg	(B)

Quantity Received during month:	kg	(C)

Quantity Dispensed[1] during month:	kg
(A + C – B)

Quantity Converted during month:	kg
(total API in Products produced and not rejected, recalled or returned)

Capitalized terms used in this report have the meanings given to such terms in the Agreement.

MOVA Pharmaceutical Corporation	DATE:

Per:
Name:
Title:

[1]

Excludes any (i) API that must be retained by MOVA as samples, (ii) API contained in Product that must be retained as samples, (iii) API used in connection with testing (if applicable) and (iv) API received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the month

SCHEDULE G

REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY

RECONCILIATION AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	DEPOMED INC.

FROM:	MOVA Pharmaceutical Corporation

RE:	API annual inventory reconciliation report and calculation of Actual Annual Yield pursuant to Section 4.10 of the Commercial Supply Agreement dated • (the “Agreement”)

Reporting Year ending:

API on hand at beginning of Year:		kg	(A)

API on hand at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

Quantity Dispensed[2] during Year:		kg	(D)
(A + C – B)

Quantity Converted during Year:		kg	(E)
(total API in Products produced and not rejected, recalled or returned)

API Credit Value:	$	/kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
(( E/D) * 100)

[2]

Excludes any (i) API that must be retained by MOVA as samples, (ii) API contained in Product that must be retained as samples, (iii) API used in connection with testing (if applicable) and (iv) API received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the Year.

SCHEDULE H

EXCLUSIVE COMPONENT PURCHASING SUMMARY

[***]

[***]

[***]

[***]

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.